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                                                                    EXHIBIT 99.1

[ALTEON LETTERHEAD]

FOR IMMEDIATE RELEASE             Contact:    Susan M. Pietropaolo
                                              Director, Corporate Communications
                                              & Investor Relations
                                              201-818-5537 (direct)
                                              spietropaolo@alteon.com

              ALTEON ANNOUNCES SALE OF $10 MILLION IN COMMON STOCK

PARSIPPANY, N.J., Jan. 7 /PRNewswire-FirstCall/ -- Alteon Inc. (Amex: ALT) announced today that it has entered into agreements with new and existing institutional investors to sell $10 million of common stock, approximately 9.5 million shares at $1.05 per share, for net proceeds after expenses and fees of approximately $9.6 million. The agreements are subject to customary closing conditions.

Rodman & Renshaw, LLC served as placement agent in this transaction. The shares are offered through a prospectus supplement pursuant to the Company's effective shelf registration statement previously filed with the Securities and Exchange Commission.

Alteon intends to use the net proceeds from the sale of the common stock to fund the ongoing and planned Phase 2 systolic hypertension, heart failure and erectile dysfunction clinical development programs of alagebrium chloride (ALT
711) and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alteon

Alteon is developing several new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-glucose complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway.

Alteon's lead compound alagebrium chloride (formerly ALT-711), the only A.G.E. Crosslink

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Breaker in advanced human testing, has demonstrated safety and efficacy in several Phase 2 trials and is actively being developed for systolic hypertension and heart failure. Over 1200 patients have been involved in alagebrium's human clinical trials to date, of whom approximately 900 have received active compound. Ongoing clinical trials include the phase 2b systolic hypertension trial, SPECTRA (Systolic Pressure Efficacy and Safety Trial of Alagebrium), and the phase 2a heart failure trial, PEDESTAL (Patients with Impaired Ejection Fraction and Diastolic Dysfunction: Efficacy and Safety Trial of ALagebrium), as well as a third trial exploring mechanism of action in endothelial dysfunction. For more detailed information about alagebrium, please visit the scientific publications section of the Alteon website, http://www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon's filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to update any forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.